EXHIBIT 3.01

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:22 PM 03/19/2008
Filed 04:22 PM 03/19/2008
SRV 080335799 – 4521596 FILE
STATE OF DELAWARE
CERTIFICATE OF
LIMITED PARTNERSHIP
OF
SUPERFUND GOLD, L.P.
     The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows:
First: The name of the limited partnership is: Superfund Gold, L.P.
Second: The address of its registered office in the State of Delaware is 1220 North Market Street, Suite 806, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent at such address is Registered Agents Legal Services, LLC.
Third: The name and mailing address of each general partner is as follows:

Superfund Capital Management, Inc.
Otway Building
P.O. Box 1479
Grand Anse, St. George’s
Grenada
West Indies
Fourth: Pursuant to Section 17-218(b) of the Delaware Revised Uniform Limited Partnership Act, the debts, liabilities, obligations and expenses incurred by, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the Limited Partnership Agreement of the limited partnership or is hereafter authorized and existing pursuant to said Limited Partnership Agreement, shall be enforceable against the assets associated with that particular series only, and not against the assets associated with any other series of the limited partnership (or against the assets of the limited partnership generally), and, subject to the terms of said Limited Partnership Agreement, none of the debts, liabilities, obligations and expenses incurred by, contracted for or otherwise existing with respect to the limited partnership generally or any other series thereof shall be enforceable against the assets of that particular series.
     In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership of Superfund Gold, L.P. on March 19, 2008.

SUPERFUND CAPITAL MANAGEMENT, INC., General Partner
By:	/s/ Nigel James
Nigel James
President